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                                                                      Exhibit 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                          (In millions, except ratio)
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EARNINGS:
Net earnings                                             $  929
Income tax expense                                          569
Interest expense                                            615
Amortization of debt premium and discount, net               (3)
Portion of rents representative of an interest factor        64
                                                         ------

Adjusted earnings before taxes and fixed charges         $2,174
                                                         ======

FIXED CHARGES:
Interest expense                                         $  615
Amortization of debt premium and discount, net               (3)
Portion of rents representative of an interest factor        64
Capitalized interest                                          4
                                                         ------

Total fixed charges                                      $  680
                                                         ======

RATIO OF EARNINGS TO FIXED CHARGES                          3.2
                                                         ======

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